Exhibit 99.5

TABLE OF CONTENTS

		Page
PART I	FINANCIAL INFORMATION

ITEM 1.	Financial Statements (Unaudited)

	Condensed Balance Sheets at September 30, 2008 and December 31, 2007	1

	Condensed Statements of Operations for the three and nine months ended September 30, 2008 and 2007	2

	Condensed Statement of Changes in Shareholder’s Deficit for the nine months ended September 30, 2008	3

	Condensed Statements of Cash Flows for the nine months ended September 30, 2008 and 2007	4

	Notes to Condensed Financial Statements	5

PART I. FINANCIAL INFORMATION

ITEM 1.	Financial Statements

MISSION BROADCASTING, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share information)

	September 30, 2008	December 31, 2007
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$726	$9,916
Accounts receivable	881	849
Current portion of broadcast rights	3,918	2,872
Prepaid expenses and other current assets	240	198
Deferred tax asset	8	8

Total current assets	5,773	13,843

Property and equipment, net	27,698	20,061
Broadcast rights	2,726	1,877
Goodwill	19,763	17,122
FCC licenses	26,716	28,736
Other intangible assets, net	32,447	36,368
Other noncurrent assets	175	596
Deferred tax asset	347	352

Total assets	$115,645	$118,955

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Current portion of debt	$1,727	$1,727
Current portion of broadcast rights payable	4,051	2,998
Taxes payable	57	72
Accounts payable	1,574	427
Accrued expenses	1,134	1,115
Interest payable	27	32
Deferred revenue	1,528	982
Due to Nexstar Broadcasting, Inc.	14,732	18,485

Total current liabilities	24,830	25,838

Debt	172,792	174,087
Broadcast rights payable	3,500	2,470
Deferred tax liabilities	6,891	7,085
Deferred revenue	316	379
Deferred gain on sale of assets	1,954	2,085
Other liabilities	3,911	1,498

Total liabilities	214,194	213,442

Commitments and contingencies

Shareholder’s deficit:
Common stock, $1 par value; 1,000 shares authorized; 1,000 shares issued and outstanding at both September 30, 2008 and December 31, 2007	1	1
Subscription receivable	(1)	(1)
Accumulated deficit	(98,549)	(94,487)

Total shareholder’s deficit	(98,549)	(94,487)

Total liabilities and shareholder’s deficit	$115,645	$118,955

The accompanying notes are an integral part of these condensed financial statements.

MISSION BROADCASTING, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net broadcast revenue	$1,725	$1,679	$4,889	$5,005
Revenue from Nexstar Broadcasting, Inc.	9,066	7,206	25,619	22,352

Net revenue	10,791	8,885	30,508	27,357

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	1,597	1,292	4,704	3,808
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	603	552	1,899	1,715
Fees incurred pursuant to local service agreements with Nexstar Broadcasting, Inc.	2,025	1,965	6,065	5,895
Impairment of goodwill and intangible assets	5,859	—	5,859	—
Amortization of broadcast rights	1,330	1,277	3,633	3,160
Amortization of intangible assets	1,351	1,332	4,051	4,030
Depreciation	808	807	2,506	2,470
Gain on asset exchange	—	(317)	(593)	(317)
(Gain) loss on asset disposal, net	(141)	(1)	(391)	4

Total operating expenses	13,432	6,907	27,733	20,765

Income (loss) from operations	(2,641)	1,978	2,775	6,592
Interest expense, including amortization of debt financing costs	(2,055)	(3,106)	(7,014)	(9,310)
Interest income	4	23	49	61

Loss before income taxes	(4,692)	(1,105)	(4,190)	(2,657)

Income tax benefit (expense)	885	(356)	128	(764)

Net loss	$(3,807)	$(1,461)	$(4,062)	$(3,421)

The accompanying notes are an integral part of these condensed financial statements.

MISSION BROADCASTING, INC.

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT

For the Nine Months Ended September 30, 2008

(in thousands, except share information)

	Common Stock		Subscription Receivable	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Par Value
Balance at January 1, 2008	1,000	$1	$(1)	$(94,487)	$(94,487)
Net loss				(4,062)	(4,062)

Balance at September 30, 2008 (Unaudited)	1,000	$1	$(1)	$(98,549)	$(98,549)

The accompanying notes are an integral part of these condensed financial statements.

MISSION BROADCASTING, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2008	2007
	(Unaudited)
Cash flows from operating activities:
Net loss	$(4,062)	$(3,421)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(189)	715
Depreciation of property and equipment	2,506	2,470
Amortization of intangible assets	4,051	4,030
Amortization of debt financing costs	34	33
Amortization of broadcast rights, excluding barter	1,771	1,455
Payments for broadcast rights	(1,325)	(1,229)
Impairment of goodwill and intangible assets	5,859	—
Gain on asset exchange	(593)	(317)
Gain (loss) on asset disposal, net	(391)	4
Deferred gain recognition	(130)	(131)
Changes in operating assets and liabilities net of acquisition:
Accounts receivable	1,049	(105)
Prepaid expenses and other current assets	(30)	(60)
Other noncurrent assets	—	(4)
Taxes payable	(15)	49
Accounts payable and accrued expenses	199	(358)
Interest payable	(5)	(3)
Deferred revenue	483	144
Other noncurrent liabilities	173	179
Due to Nexstar Broadcasting, Inc.	(4,619)	(1,413)

Net cash provided by operating activities	4,765	2,038

Cash flows from investing activities:
Additions to property and equipment	(5,231)	(1,409)
Proceeds from sale of assets	—	7
Acquisition of broadcast properties and related transaction costs	(7,923)	(387)
Proceeds from insurance on casualty loss	494	—

Net cash used for investing activities	(12,660)	(1,789)

Cash flows used for financing activities:
Repayment of long-term debt	(1,295)	(1,295)

Net decrease in cash and cash equivalents	(9,190)	(1,046)
Cash and cash equivalents at beginning of period	9,916	3,577

Cash and cash equivalents at end of period	$726	$2,531

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$6,984	$9,280

Income taxes, net	$75	$—

Non-cash investing activities:
Acquisition of equipment	$866	$—

The accompanying notes are an integral part of these condensed financial statements.

MISSION BROADCASTING, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	Organization and Business Operations

As of September 30, 2008, Mission Broadcasting, Inc. (“Mission” or the “Company”) owned and operated 16 television stations, all of which are affiliated with the NBC, ABC, CBS, Fox or MyNetworkTV television networks, in markets located in New York, Pennsylvania, Illinois, Indiana, Missouri, Texas, Louisiana, Arkansas and Montana. The Company operates in one reportable television broadcasting segment. Through local service agreements, Nexstar Broadcasting, Inc. (“Nexstar”) provides sales and operating services to all of the Mission television stations (see Note 4). As more fully described in Note 11, Mission’s sole shareholder has granted Nexstar purchase options to acquire the assets and assume the liabilities of each Mission station, subject to Federal Communications Commission (“FCC”) consent.

The Company is highly leveraged, which makes it vulnerable to changes in general economic conditions. The Company’s ability to repay or refinance its debt will depend on, among other things, financial, business, market, competitive and other conditions, many of which are beyond its control, as well as Nexstar complying with the local service agreements with the Company’s stations. Management believes that with Nexstar’s pledge to continue the local service agreements, as described in a letter of support dated March 7, 2008, our available cash, anticipated cash flow from operations and available borrowings under our senior credit facility should be sufficient to fund working capital, capital expenditure requirements, interest payments, and scheduled debt principal payments for at least the next 12 months, enabling Mission to continue as a going concern.

Disruptions in the capital and credit markets, as have been experienced during 2008, could adversely affect our ability to draw on our bank revolving credit facilities. Our access to funds under the revolving credit facilities is dependent on the ability of the banks that are parties to the facilities to meet their funding commitments. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

Liquidity and Management’s Plans

Our ability to continue as a going concern is dependent on Nexstar’s pledge to continue the local services agreements described in a letter of support dated March 7, 2008. Based on Nexstar’s current estimated operating results for the quarter ended December 31, 2008 and the quarterly periods during 2009, Nexstar believes the amount of its senior indebtedness and total indebtedness in relation to its broadcast cash flow may exceed the senior leverage and total leverage ratios allowed under Nexstar’s amended and restated senior secured credit facility agreement (the “Nexstar Facility”). If Nexstar’s broadcast cash flow levels do not increase, or if Nexstar’s management does not execute certain station management agreements, or if Nexstar does not adjust planned spending including a mandated Company furlough, which its management is currently evaluating, Nexstar may need to undertake additional initiatives to maintain compliance with the senior leverage and total leverage ratios under the Nexstar Facility. These additional initiatives include a current plan to consummate an exchange offer to replace a portion of Nexstar Broadcasting, Inc.’s 7% Senior Subordinated Notes due 2014 (the “2014 Notes”), for which Mission is a guarantor, which pay cash interest through their maturity date, with new notes, for which Mission will be a guarantor, which will not pay cash interest until after January 15, 2011. The exchange offer is expected to close during the first quarter of 2009. Nexstar has already eliminated its corporate bonuses for 2008 and 2009 as well as consolidated certain of its management functions as part of its efforts to meet its senior leverage and total leverage ratios.

Nexstar believes the consummation of the exchange offer with the necessary acceptance rate combined with the execution of all of the other management actions described above will allow Nexstar to maintain compliance with the senior leverage and total leverage ratios contained in the Nexstar Facility for at least twelve months from December 31, 2008. However, no assurances can be given that the exchange offer will be consummated with the necessary acceptance rate or that the other management actions described above will be successful in increasing Nexstar’s broadcast cash flows. If the foregoing does not occur, Nexstar would need to obtain waivers or amendments under the Nexstar Facility and no assurances can be given that Nexstar will be able to obtain these waivers or amendments. If Nexstar is unable to obtain these waivers or amendments if and when necessary, Nexstar would be in default under the Nexstar Facility, which would (1) preclude Nexstar from accessing any available borrowings under the revolving facility, (2) entitle the lenders thereunder to exercise their remedies, which includes the right to accelerate the debt outstanding under the Nexstar Facility, (3) trigger a similar event of default under our amended and restated senior secured credit facility, and (4) trigger the cross-acceleration provisions under the 2014 Notes, the 11.375% Senior Discount Notes due 2013 (the “2013 Notes”) for which we are a guarantor, and any additional debt securities issued in exchange for existing debt securities. These factors raise substantial doubt about Nexstar’s ability to continue as a going concern and due to (1) the support letter dated March 7, 2008, (2) the cross-default provisions described above and (3) our guarantees related to Nexstar’s debt also raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Summary of Significant Accounting Policies

Interim Financial Statements

The condensed financial statements as of September 30, 2008, and for the three months and nine months ended September 30, 2008 and 2007 are unaudited. However, in the opinion of management, such financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary for the fair statement of the financial information included herein in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission. The preparation of the condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the period. Actual results could differ from those estimates. Results of operations for interim periods are not necessarily indicative of results for the full year. These condensed financial statements should be read in conjunction with the financial statements and related notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

Recent Accounting Pronouncements

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB No. 115” (“SFAS No. 159”), which provides a fair value measurement option for eligible financial assets and liabilities. Under SFAS No. 159, an entity is permitted to elect to apply fair value accounting to a single eligible item, subject to certain exceptions, without electing it for other identical items. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be included in earnings. The fair value option established by SFAS No. 159 is irrevocable, unless a new election date occurs. This standard reduces the complexity in accounting for financial instruments and mitigates volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007, which for the Company was January 1, 2008. The Company adopted the provisions of SFAS No. 159 in the first quarter of 2008. Management has determined that the adoption of SFAS No. 159 had no effect on its financial position or results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, “Business Combinations” (“SFAS No. 141R”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008. Early adoption is not permitted. Management is currently evaluating the impact the adoption of SFAS No. 141R will have on the Company’s financial statements, but does not presently anticipate it will have a material impact on its financial position or results of operations.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets,” which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” This FSP is effective for fiscal years beginning after December 15, 2008 and only applies prospectively to intangible assets acquired after the effective date. Early adoption is not permitted. Management is currently evaluating the impact that this FSP will have on our financial position or results of operations.

3.	Fair Value Measurements

The Company adopted SFAS No. 157 effective January 1, 2008 for financial assets and financial liabilities measured on a recurring basis. SFAS No. 157 applies to all financial assets and financial liabilities that are being measured and reported on a fair value basis. There was no impact for adoption of SFAS No. 157 to the unaudited condensed financial statements as it relates to financial assets and financial liabilities. SFAS No. 157 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurement to be classified and disclosed in one of the following three categories:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The Company invests in short-term interest bearing obligations with original maturities less than 90 days, primarily money market funds. We do not enter into investments for trading or speculative purposes. As of September 30, 2008, there were no investments in marketable securities.

In February 2008, the FASB issued FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which defers the effective date for us to January 1, 2009 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis (that is, at least annually). Management is currently evaluating the impact the adoption of this FSP will have on the Company’s consolidated financial statements, but does not presently anticipate it will have a material effect on its financial position or results of operations.

4.	Local Service Agreements with Nexstar

Mission has entered into local service agreements with Nexstar to provide sales and operating services to all of Mission’s stations. Under the terms of a shared services agreement (“SSA”), the Nexstar station in the market provides certain services, including news production, technical maintenance and security, in exchange for monthly payments from Mission to Nexstar. For each station that Mission has entered into an SSA, it has also entered into a joint sales agreement (“JSA”). Under the terms of the JSA, Nexstar sells the advertising time of the Mission station and retains a percentage of the net revenue it generates in return for monthly payments to Mission of the remaining percentage of net revenue. Under the terms of a time brokerage agreement (“TBA”), Nexstar programs most of the station’s broadcast time, sells the station’s advertising time and retains the advertising revenue it generates in exchange for monthly payments to Mission. JSA and TBA fees generated from Nexstar under the agreements are reported as “Revenue from Nexstar Broadcasting, Inc.”, and SSA fees incurred by Mission under the agreements are reported as “Fees incurred pursuant to local service agreements with Nexstar Broadcasting, Inc.” in the accompanying condensed statements of operations.

The arrangements under the local service agreements each Mission station has entered into with Nexstar has had the effect of Nexstar receiving substantially all of the available cash, after Mission’s payment of operating costs and debt service, generated by the Company’s stations. Mission anticipates that Nexstar will continue to receive substantially all of Mission’s available cash, after payments for operating costs and debt service, generated by its stations.

In order for both Nexstar and Mission to comply with FCC regulations, Mission maintains complete responsibility for and control over programming, finances, personnel and operations of its stations.

The following table summarizes the various local service agreements Mission had in effect with Nexstar as of September 30, 2008:

Station	Market	Affiliation	Type of Agreement	Expiration	Consideration received from or paid to Nexstar
Mission-owned:

WFXP	Erie, PA	Fox	TBA	8/16/11	Monthly payments received from Nexstar(1)

KJTL and	Wichita Falls, TX-Lawton, OK	Fox	SSA	5/31/09	$60 thousand per month paid to Nexstar
KJBO-LP		MyNetworkTV	JSA	5/31/09	70% of the KJTL/KJBO-LP net revenue collected each month received from Nexstar

WYOU	Wilkes Barre-Scranton, PA	CBS	SSA	1/4/18	$110 thousand per month paid to Nexstar
			JSA	9/30/14	70% of the WYOU net revenue collected each month received from Nexstar

KODE	Joplin, MO-Pittsburg, KS	ABC	SSA	3/31/12	$75 thousand per month paid to Nexstar
			JSA	9/30/14	70% of the KODE net revenue collected each month received from Nexstar

KRBC	Abilene-Sweetwater, TX	NBC	SSA	6/12/13	$25 thousand per month paid to Nexstar
			JSA	6/30/14	70% of the KRBC net revenue collected each month received from Nexstar

KSAN	San Angelo, TX	NBC	SSA	5/31/14	$10 thousand per month paid to Nexstar
			JSA	5/31/14	70% of the KSAN net revenue collected each month received from Nexstar

WFXW	Terre Haute, IN	Fox	SSA	5/8/13	$10 thousand per month paid to Nexstar
			JSA	5/8/13	70% of the WFXW net revenue collected each month received from Nexstar

KCIT and	Amarillo, TX	Fox	SSA	4/30/09	$50 thousand per month paid to Nexstar
KCPN-LP		MyNetworkTV	JSA	4/30/09	70% of the KCIT/KCPN-LP net revenue collected each month received from Nexstar

KHMT	Billings, MT	Fox	TBA	12/13/09	Monthly payments received from Nexstar(1)

KAMC	Lubbock, TX	ABC	SSA	2/15/09	$75 thousand per month paid to Nexstar
			JSA	2/15/09	70% of the KAMC net revenue collected each month received from Nexstar

KOLR	Springfield, MO	CBS	SSA	2/15/09	$150 thousand per month paid to Nexstar
			JSA	2/15/09	70% of the KOLR net revenue collected each month received from Nexstar

WUTR	Utica, NY	ABC	SSA	3/31/14	$10 thousand per month paid to Nexstar
			JSA	3/31/14	70% of the WUTR net revenue collected each month received from Nexstar

WTVO	Rockford, IL	ABC	SSA	10/31/14	$75 thousand per month paid to Nexstar
			JSA	10/31/14	70% of the WTVO net revenue collected each month received from Nexstar

KTVE	Monroe, LA – El Dorado, AR	NBC	SSA	1/16/18	$20 thousand per month paid to Nexstar
			JSA	1/16/18	70% of the KTVE net revenue collected each month received from Nexstar

Nexstar-owned:

KFTA	Ft. Smith-Fayetteville-Springdale-Rogers, AR	Fox/NBC	TBA	(2)	$5 thousand per month paid to Nexstar $20 thousand per month received from Nexstar

(1)	Payments are variable based on station’s monthly operating expenses.
(2)	TBA will terminate upon the assignment of KFTA’s FCC license from Nexstar.

Under these agreements, Mission is responsible for certain operating expenses of its stations and therefore may have unlimited exposure to any potential operating losses. Mission will continue to operate its stations under the SSAs and JSAs or TBAs until the termination of such agreements. The SSAs and JSAs generally have a term of ten years. Nexstar indemnifies Mission from Nexstar’s activities pursuant to the local service agreement to which Nexstar is a party.

5.	Pending Transaction with Nexstar

On April 11, 2006, Nexstar and Mission filed an application with the FCC for consent to assignment of the license for KFTA Channel 24 (Ft. Smith, Arkansas) from Nexstar to Mission. Consideration for this transaction was set at $5.6 million. On August 28, 2006, Mission and Nexstar entered into a local service agreement (see Note 4) whereby Mission pays Nexstar for the right to broadcast programming on KFTA and Nexstar pays Mission for the right to sell all advertising time on KFTA within certain time periods. Also in 2006, Mission entered into an affiliation agreement with the Fox network which provides Fox programming to KFTA. Upon completing the assignment of KFTA’s license, the Company plans to enter into JSA and SSA agreements with Nexstar-owned KNWA in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas, whereby KNWA will provide local news, sales and other non-programming services to KFTA.

In March 2008, the FCC granted the application to assign the license for KFTA from Nexstar to Mission with certain restrictions. Mission and Nexstar are appealing the restrictions.

6.	Acquisition

On June 27, 2007, Mission entered into a purchase agreement with Piedmont Television Holdings LLC to acquire substantially all the assets of KTVE, the NBC affiliate serving the Monroe, Louisiana / El Dorado, Arkansas market. On January 16, 2008, Mission completed the acquisition of KTVE for total consideration of $8.3 million, inclusive of transaction costs of $0.5 million. Pursuant to the terms of the agreement, Mission made a down payment of $0.4 million against the purchase price in June 2007 and paid the remaining $7.4 million on January 16, 2008 from available cash on hand. Upon closing the purchase of KTVE, Mission entered into a JSA and SSA with Nexstar-owned KARD, the Fox affiliate in the market, whereby KARD provides local news, sales and other non-programming services to KTVE.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Accounts receivable	$1,081
Current portion of broadcast rights	408
Prepaid expenses and other current assets	12
Property and equipment	3,534
Intangible assets	3,808
Goodwill	2,802

Total assets acquired	11,645
Less: current portion of broadcast rights payable	152
Less: accounts payable	113
Less: deferred liability on unfavorable lease	2,216
Less: accrued expenses and other liability	854

Net assets acquired	$8,310

Of the $3.8 million of acquired intangible assets, $2.7 million was assigned to FCC licenses that are not subject to amortization and $1.1 million was assigned to network affiliation agreements (estimated useful life of 15 years). The Company obtained additional information during the three months ended September 30, 2008 related to a lease assumed in the acquisition which resulted in recording an increase to goodwill and deferred liabilities of $2.2 million. Goodwill of $2.8 million is expected to be deductible for tax purposes.

Unaudited ProForma Information

The following unaudited pro forma information has been presented as if the acquisition of KTVE had occurred on January 1, 2007 and 2008:

	Three Months Ended September 30, 2008 (actual)	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
	(in thousands)
Net revenue	$10,791	$10,562	$30,758	$32,240
Income (loss) from operations	(2,641)	2,158	2,781	6,960
Loss before income taxes	(4,692)	(1,039)	(4,203)	(2,631)
Net loss	$(3,807)	$(1,423)	$(4,080)	$(3,479)

The above selected unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of results of operations in future periods or results that would have been achieved had the Company owned the acquired station during the specified period.

7.	Intangible Assets and Goodwill

Intangible assets subject to amortization consisted of the following:

	Estimated useful life (years)	September 30, 2008				December 31, 2007
		Gross	Accumulated Amortization		Net	Gross	Accumulated Amortization	Net
			(in thousands)				(in thousands)
Network affiliation agreements	15	$67,892	$(39,966	)(a)	$27,926	$66,744	$(35,556)	$31,188
Other definite-lived intangible assets	1-15	13,117	(8,596)		4,521	13,117	(7,937)	5,180

Total intangible assets subject to amortization		$81,009	$(48,562)		$32,447	$79,861	$(43,493)	$36,368

(a)	Includes a $1.0 million impairment charge

We recorded an impairment charge of $5.9 million during the third quarter of 2008 that included an impairment to the carrying values of FCC licenses of $4.7 million, related to 6 of our television stations; an impairment to the carrying value of network affiliation agreements of $1.0 million, related to 2 of our television stations; and an impairment to the carrying values of goodwill of $0.2 million, related to 2 of our television stations. As required by SFAS 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), we tested our FCC licenses and goodwill for impairment at September 30, 2008, between the required annual tests, because we believed events had occurred and circumstances changed that would more likely than not reduce the fair value of our reporting units below their carrying amounts and that our FCC licenses might be impaired. These events included the decline in overall economic conditions and the resulting decline in advertising revenues at some of our television stations.

In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company tests network affiliation agreements whenever events or changes in circumstances indicate that their carrying amount may not be recoverable, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying amount of a network affiliation agreement is recognized when the expected future operating cash flow derived from the operation to which the asset relates to is less than its carrying value. The impairment charge for network affiliation agreements represents a station-by-station comparison of the carrying amount of network affiliation agreements with their fair value, using a discounted cash flow analysis.

The impairment test for FCC licenses consists of a station-by-station comparison of the carrying amount of FCC licenses with their fair value, using a discounted cash flows analysis.

The impairment test for goodwill utilizes a two-step fair value approach. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of the station (“reporting unit”) to its carrying amount. The fair value of a reporting unit is determined using a discounted cash flows analysis. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the reporting unit’s fair value (as determined in Step 1) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

Determining the fair value of our television stations requires our management to make a number of judgments about assumptions and estimates that are highly subjective and that are based on unobservable inputs. The actual results may differ from these assumptions and estimates; and it is possible that such differences could have a material impact on our financial statements. In addition to the various inputs (i.e. market growth, operating profit margins, discount rates) that we use to calculate the fair value of our FCC licenses and reporting units, we evaluate the reasonableness of our assumptions by comparing the total fair value of all our reporting units to our total market capitalization; and by comparing the fair value of our reporting units or television stations, and FCC licenses to recent television station sale transactions.

We used the income approach to test our FCC licenses for impairments as of September 30, 2008 with the following assumptions: (a) a discount rate of 9.5%; (b) market growth rates ranging from 2.0%-2.8%; and (c) operating profit margins ranging from 12.1%-25.4%.

We used the income approach to test goodwill for impairments as of September 30, 2008 with the following assumptions: (a) a discount rate of 9.5%; (b) market growth rates ranging from 2.0%-2.8%; and (c) operating profit margins ranging from 20.0%-34.1%. These assumptions are based on: (a) the actual historical performance of our stations; (b) management’s estimates of future performance of our stations; and (c) the same market growth assumptions used in the calculation of the fair value of our FCC licenses.

        We used the income approach to determine the fair value of the network affiliation agreements for certain stations as of September 30, 2008 with the following assumptions: (a) a discount rate of 9.5%; (b) market growth rates ranging from 2.0%-2.5%; and (c) operating profit margins ranging from 14.3%-26.4%.

As noted above, we are required under SFAS 142 to test our indefinite-lived intangible assets on an annual basis or whenever events or changes in circumstances indicate that these assets might be impaired. As a result, if the current economic trends continue and the credit and capital markets continue to be disrupted, it is possible that we may record further impairments in the fourth quarter of 2008.

Total amortization expense from definite-lived intangibles was $1.4 million and $1.3 million for the three months ended September 30, 2008 and 2007 and $4.1 million in 2008 and $4.0 million in 2007 for each of the nine months then ended. The Company’s estimate of amortization expense for definite-lived intangible assets is approximately $5.4 million for each year for the years 2008 through 2012.

The aggregate carrying value of indefinite-lived intangibles, consisting of FCC licenses and goodwill, was $46.5 million and $45.9 million at September 30, 2008 and December 31, 2007, respectively. Indefinite-lived intangible assets are not subject to amortization, but are tested for impairment annually or whenever events or changes in circumstances indicate that such assets might be impaired.

The change in carrying amount of goodwill and FCC licenses for the nine months ended September 30, 2008 was as follows:

	Goodwill	FCC Licenses
	(in thousands)	(in thousands)
Beginning balance	$17,122	$28,736
Acquisition	2,802	2,659
Impairment charge	(161)	(4,679)

Ending balance	$19,763	$26,716

During 2008, the consummation of Mission’s acquisition of KTVE increased goodwill and FCC licenses by $2.8 million and $2.7 million, respectively.

8.	Debt

Long-term debt consisted of the following:

	September 30, 2008	December 31, 2007
	(in thousands)
Term loans	$167,519	$168,814
Revolving credit facility	7,000	7,000

	174,519	175,814
Less: current portion	(1,727)	(1,727)

	$172,792	$174,087

Senior Secured Credit Facility

The Mission senior secured credit facility (the “Mission Facility”) consists of a Term Loan B and a $15.0 million revolving loan. As of September 30, 2008 and December 31, 2007, Mission had $167.5 million and $168.8 million, respectively, outstanding under its Term Loan B and $7.0 million of borrowings were outstanding under its revolving loan at each of these two respective dates.

The Term Loan B, which matures October 2012, is payable in consecutive quarterly installments amortized at 0.25% quarterly, with the remaining 93.25% due at maturity. During the nine months ended September 30, 2008, repayments of Mission’s Term Loan B totaled $1.3 million, all of which were scheduled maturities.

The total weighted-average interest rate of the Mission Facility was 5.49% and 6.61% at September 30, 2008 and December 31, 2007, respectively. Interest is payable periodically based on the type of interest rate selected. Additionally, Mission is required to pay quarterly commitment fees on the unused portion of its revolving loan commitment ranging from 0.375% to 0.50% per annum, based on the consolidated senior leverage ratio of Nexstar and Mission for that particular quarter.

Unused Commitments and Borrowing Availability

The total amount of borrowings available under the revolving loan commitment of the Mission Facility is based on covenant calculations contained in Nexstar’s credit agreement. As of September 30, 2008, there was $8.0 million of unused commitments under the Mission Facility, all of which was available for borrowing.

Collateralization and Guarantees of Debt

Nexstar Broadcasting Group, Inc. (Nexstar’s ultimate parent) and its subsidiaries guarantee full payment of all obligations under the Mission Facility in the event of its default. Similarly, Mission is a guarantor of Nexstar’s bank credit facility and the 7% senior subordinated notes issued by Nexstar. The bank credit facilities are collateralized by a security interest in substantially all the combined assets, excluding FCC licenses, of Nexstar and Mission.

Debt Covenants

Mission’s bank credit facility agreement does not contain financial covenant ratio requirements, but does provide for default, in the event Nexstar does not comply with all covenants contained in its credit agreement.

9.	Income Taxes

        The Company’s provision/benefit for income taxes is primarily comprised of deferred income taxes created by changes in the deferred tax liabilities position during the year. These changes resulted from the amortization of goodwill and other indefinite-lived intangible assets for income tax purposes which are not amortized for financial reporting purposes as well as from adjustments made during the third quarter 2008 to the Company’s deferred tax liabilities as a result of the impairment charge discussed in footnote 7. These deferred tax liabilities do not reverse on a scheduled basis and are not used to support the realization of deferred tax assets. The Company’s deferred tax assets primarily result from federal and state net operating loss carryforwards (“NOLs”). The Company’s NOLs are available to reduce future taxable income if utilized before their expiration. The Company has provided a valuation allowance for certain deferred tax assets as it believes they may not be realized through future taxable earnings.

At January 1, 2008, the Company had gross unrecognized tax benefits of approximately $3.7 million, which did not materially change as of September 30, 2008. If recognized, this amount would result in a favorable effect on the Company’s effective tax rate excluding impact on the Company’s valuation allowance. As of September 30, 2008, the Company has not accrued interest on the unrecognized tax benefits as an unfavorable outcome upon examination would not result in a cash outlay but would reduce NOLs subject to a valuation allowance. The Company does not expect the amount of unrecognized tax benefits to significantly change in the next twelve months.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is subject to U.S. federal tax examinations for years after 2003. Additionally, any NOLs that were generated in prior years and that are utilized in the future may be subject to examination by the Internal Revenue Service. State jurisdictions that remain subject to examination are not considered significant.

10.	FCC Regulatory Matters

Television broadcasting is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC, and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of television stations, regulate the equipment used by television stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations. The FCC’s ongoing rulemaking proceedings could have a significant future impact on the television industry and on the operation of the Company’s stations. In addition, the U.S. Congress may act to amend the Communications Act in a manner that could impact the Company’s stations and the television broadcast industry in general.

Some of the more significant FCC regulatory matters impacting the Company’s operations are discussed below.

Digital Television (“DTV”) Conversion

Television broadcasting in the United States is moving from an analog transmission system to a digital transmission system. For the transition period, the FCC allotted each licensed television station a second channel for broadcast of a DTV signal. In 2006, President Bush signed into law legislation that establishes February 17, 2009 as the deadline for television broadcasters to broadcast on a single DTV channel and return their analog channel to the FCC. Prior to February 17, 2009, television stations must broadcast with both analog and DTV signals.

Except for stations which have requested waiver of the FCC’s deadline for construction, broadcast television stations are required to be broadcasting a full-power DTV signal. As of September 30, 2008, WUTR, WTVO, WYOU, KCIT, KRBC, KTVE and KAMC are broadcasting with full-power DTV signals. The FCC has authorized Mission to operate DTV facilities for its remaining stations at low-power until certain dates established by the FCC. The FCC has established November 19, 2008 as the deadline for KJTL, KSAN, WFXW, WFXP and KODE. The FCC has established February 17, 2009 as the deadline for KOLR and KHMT.

Extension requests were filed with the FCC on September 19, 2008 for the Mission stations with permit expiration dates of November 19, 2008 unless the stations were expected to begin DTV full-power operations by the November 19, 2008 deadline. All of the Mission stations are expected to be operating at DTV full-power on or before February 17, 2009, except for KOLR. A request for authority for KOLR to begin full-power operations after February 17, 2009 will be filed with the FCC.

DTV conversion expenditures were $4.5 million and $1.4 million, respectively, for the nine months ended September 30, 2008 and 2007. The Company will incur various capital expenditures to modify its remaining stations’ DTV transmitting equipment for full-power DTV operations, including costs for the transmitter, transmission line, antenna and installation, and estimated costs for tower upgrades and/or modifications. The Company anticipates these expenditures will be funded through available cash on hand and cash generated from operations as incurred in future years.

Media Ownership

In 2006, the FCC initiated a rulemaking proceeding contemplating a comprehensive review of all of its media ownership rules, as required by the Communications Act. In a decision adopted December 18, 2007 and released on February 2, 2008, the FCC made one change in its broadcasting ownership rules – allowing local newspaper/broadcasting cross-ownership under certain circumstances – but determined that it would not make any other changes in its media ownership rules. This FCC decision is being appealed. In addition, the FCC has a separate proceeding to determine whether to make television joint sales agreements attributable interests under its ownership rules.

11.	Commitments and Contingencies

Guarantees of Nexstar Debt

Mission is a guarantor of and has pledged substantially all its assets, excluding FCC licenses, to guarantee Nexstar’s bank credit facility. Nexstar’s bank credit facility, which matures in 2012, consists of a Term Loan B and a $82.5 million revolving loan.

Mission is also a guarantor of $200.0 million of 7% senior subordinated notes (“7% Notes”) due 2014 issued by Nexstar. The 7% Notes are general unsecured senior subordinated obligations subordinated to all of Mission’s senior debt.

Mission guarantees full payment of all obligations incurred under Nexstar’s bank credit facility agreement and the 7% Notes. In the event that Nexstar is unable to repay amounts due under these debt obligations, Mission will be obligated to repay such amounts. The maximum potential amount of future payments that Mission would be required to make under these guarantees would be generally limited to the amount of borrowings outstanding under Nexstar’s bank credit facility and the 7% Notes. At September 30, 2008, Nexstar had issued an aggregate principal amount of $200.0 million of 7% Notes and had $179.5 million outstanding under its bank credit facility.

Purchase Options Granted to Nexstar

In consideration of Nexstar Broadcasting Group’s guarantee of Mission’s credit facility, Mission’s sole shareholder has granted Nexstar purchase options to acquire the assets and assume the liabilities of each Mission station, subject to FCC consent, for consideration equal to the greater of (1) seven times the station’s cash flow, as defined in the option agreement, less the amount of its indebtedness as defined in the option agreement, or (2) the amount of its indebtedness. Cash flow is defined as income or loss from operations, plus depreciation and amortization (including amortization of broadcast rights), interest income, non-cash trade and barter expenses, nonrecurring expenses (including time brokerage agreement fees), network compensation payments received or receivable and corporate management fees, less payments for broadcast rights, non-cash trade and barter revenue and network compensation revenue. These option agreements (which expire on various dates between 2008 and 2014) are freely exercisable or assignable by Nexstar without consent or approval by Mission’s sole shareholder. The Company expects these option agreements to be renewed upon expiration.

Indemnification Obligations

In connection with certain agreements that the Company enters into in the normal course of its business, including local service agreements, business acquisitions and borrowing arrangements, the Company enters into contractual arrangements under which the Company agrees to indemnify the third party to such arrangement from losses, claims and damages incurred by the indemnified party for certain events as defined within the particular contract. Such indemnification obligations may not be subject to maximum loss clauses and the maximum potential amount of future payments the Company could be required to make under these indemnification arrangements may be unlimited. Historically, payments made related to these indemnifications have been immaterial and the Company has not incurred significant costs to defend lawsuits or settle claims related to these indemnification agreements.

Litigation

From time to time, the Company is involved with claims that arise out of the normal course of business. In the opinion of management, any resulting liability with respect to these claims would not have a material adverse effect on the Company’s financial position or results of operations.